EXHIBIT 23.01


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               CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
Showboat, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-36048, 33-56044, 33-47945 and 33-58315) on
Form S-8 of Showboat, Inc. of our report dated March 13, 1998, relating to the consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Showboat, Inc.




                                   KPMG PEAT MARWICK


Las Vegas, Nevada
March 27, 1998


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